RESEARCH AGREEMENT

(Non-Clinical)

This Agreement ("Agreement") entered into this _1st_ day of ~~May~~ June SK, 2022 ("Effective Date"), by and between the University of Miami, ("University") and_Epien Medical_ ("Company") to conduct a study entitled: _ "Evaluation the effects of HYBENX® solution on human squamous cell carcinoma in mouse xenograft model in vivo" ("Study") as described in the Protocol attached hereto as Exhibit A and made a part hereof.

1. Principal Investigator.

The Principal Investigator(s) for University shall be __Jie Li, MD, PhD_. The Technical Director(s) for Company shall be _Steven Kavros, DPM_____.

2. Amount of Funding.

The Company shall pay University for the conduct of the Study, in the amount of $32,490 (Exhibit B). Fifty percent (50%) of this amount will be paid by Company to University upon execution of this Agreement. The balance will be due upon receipt of final tabulated data (within 30 days). Upon receipt of data, a final payment will be due and the final report will be issued. Amendments to the original agreement must be paid in full (100%) upon execution.

All payments shall be paid to the
University of Miami (Tax I.D. # 59-0624458)
and sent to:
Office of Research Administration
PO Box 405803
Atlanta, GA 30384-5803

Also mail a copy to:
Jie Li, MD, PhD/Dermatology
University of Miami
1600 NW 10th Ave., RMSB Room 2049
Miami, Florida 33136

It is expected that grant funds will be expended in general accordance with the budget attached as Exhibit B. Actual expenditures may vary at the discretion of University. Upon completion of the Study, all costs in relation to the Study shall be itemized clearly and a final expenditure report sent to the Company. Any unexpended funds will be returned to the Company.

3. Reporting Requirements (if any).

The University agree to perform the Study with all skill and care. The Study shall be carried out at the University premises. The University shall provide all laboratories, computers and other equipment required to perform the Study unless otherwise identified in Exhibit B.

A study report will be sent to the Company after completion and receipt of the final payment.

4. Term of Agreement.

Performance of this Agreement shall begin upon the Effective Date and shall continue for a period of one (1) year unless earlier terminated pursuant to this Agreement. Either Company or University may terminate this Agreement upon thirty (30) days written notice for any reason.

In the event of such termination, both Company and the University shall take all reasonable steps to cancel further costs in connection with this Agreement. University will be entitled to reimbursement for costs and non-cancelable obligations incurred prior to the effective day of the termination, except in no event shall such reimbursement exceed the total amount stipulated in Section 2.

On termination of this Agreement, the University shall promptly: (a) safely return to the Company all property and information of the Company then in its possession or control at the Company's request and expense or destroy same with a certification of such destruction provided to Company, and (b) provide the Company with full written details of the Study and of methods used in the Study, insofar as they have not already been provided.

5. Confidential Information.

The parties may disclose to each other certain confidential and proprietary information and materials relating to the Study, or other proprietary information of a technical, business or other nature for the purpose of facilitating, supporting and/or conducting the Study. All confidential and proprietary information exchanged by the parties shall constitute "Confidential Information."

Each party agrees that, for a period of five (5) years following the termination or expiration of this Agreement, it shall retain in confidence the Confidential Information of the other party, and will prevent disclosure of such Confidential Information to third parties. Such restriction shall not apply to Confidential Information which:

a) was available to the general public or otherwise part of the public domain prior to or at the time of disclosure to the receiving party;
b) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving party other than through an act or omission of the receiving party;
c) was already properly known to the receiving party at the time of disclosure to the receiving party as evidenced by prior written records of the receiving party;
d) was properly disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation of confidentiality to the disclosing party not to disclose such information to others;
e) was published pursuant to Section 6 of this Agreement; or
f) was independently developed by employees of the receiving party without reference to the disclosing party's Confidential Information.

Each party shall restrict access to the Confidential Information to those of its employees,

officers and agents with a need to know and who are bound, either by the terms of their employment agreements, by separate non-disclosure agreements, or by a legally enforceable code of professional responsibility to maintain the Confidential Information in confidence and refrain from using the same for their own benefit. Each party shall notify the other promptly if it becomes aware of any disclosure in breach of the obligations in this clause and will, at the request of the other party, take all such steps as are necessary to prevent further disclosure.

6. Publication Rights.

University shall have publication privileges in reference to the Study. Company agrees that the Principal Investigator for the University shall be permitted to publish in journals, theses, dissertations, or other formats of their own choosing, and to present at symposia and national or regional professional meetings, the methods and results of the Study, subject to the following. At least thirty (30) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party, University shall furnish Company copies of the proposed publication, abstract, theses, dissertations or presentation. The purposes for such prior submission are: (i) to provide Company with the opportunity to review and comment on the contents of the proposed publication or presentation; (ii) to identify any Confidential Information to be deleted from the proposed publication or presentation (excluding Study data and results); and (iii) to allow time for any patentable subject matter to be identified. Company shall provide any comments to University within thirty (30) days of receipt of the proposed publication or presentation. University shall give due consideration to any comments made by Company however, University shall have no obligation to incorporate Company's comments into the publication. University hereby agrees to delete from the proposed publication any Confidential Information which Company requests University to delete but only to the extent such deletion does not preclude the complete and accurate presentation and interpretation of the Study results. Company shall have thirty (30) days after receipt of the proposed publication or presentation to object to the proposed publication or presentation on the grounds that there is patentable subject matter that needs protection. In the event Company makes such objection, the University shall refrain from making such publication or presentation for no longer than sixty (60) days from the date of receipt of such objection (unless extended by written agreement of the Parties) in order for patent application(s) directed to the patentable subject matter contained in the proposed publication or presentation to be filed.

In any publication in connection with the Study, University shall acknowledge the contributions of Company as scientifically appropriate.

University shall furnish all data resulting from this Study to the Company.

7. Intellectual Property.

Ownership of inventions, discoveries, works of authorship and other developments existing as of the Effective Date hereof, and all patents, copyrights, Confidential Information, trade secret rights and other intellectual property rights therein (collectively, "Pre-existing Intellectual Property"), is not affected by this Agreement, and neither party shall have any claims to or rights in any Pre-existing Intellectual Property of the other party, except as may be otherwise expressly provided in any

other written agreement between them.

Title to any inventions or discoveries conceived or reduced to practice by University employees alone or jointly with others that are directly related to or directly arise out of materials provided by the Company for the conduct of the Study shall be owned by Company ("Company Inventions"). Title to other inventions or discoveries conceived or reduced to practice by University that are related to or arise out of the Study or any improvements made by University upon materials provided by Company for the conduct of the Study shall be owned jointly by both Company and the University ("Joint Inventions"). Title to any other inventions or discoveries conceived or reduced to practice by University pursuant to conducting the Study shall belong to University ("University Inventions). University shall retain, at all times, a non-exclusive worldwide royalty free license to use Company Inventions and Company's interest in Joint Inventions to perform the Study, for its internal educational, non-commercial research, and patient care purposes, and to comply with any applicable laws and regulations.

8. Indemnification.

Each party shall be solely responsible for the payment of any and all claims for loss, personal injury, death, property damage, or otherwise arising out of any act or omission of its employees or agents in connection with the performance of its obligations under this Agreement. Each party agrees to indemnify and hold the other party harmless from any and all claims, loss, damages, costs, expenses, actions, lawsuits and judgments thereon including attorneys' and experts' fees and costs through the appellate levels (the "Indemnifying Party") made against or incurred by the other party (the "Indemnified Party") arising out of or relating to any act or omission of the Indemnifying Party, its agents and employees.

The provisions of this paragraph and paragraph 8 shall continue after the termination of this Agreement.

9. Insurance.

Company agrees to carry and keep in force, at its expense, insurance coverage or the self-insured equivalent thereof, of the type and in the amounts that Company reasonably deems sufficient for the activities contemplated by this Agreement to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property.

Prior to execution of this Agreement, Company shall provide a certificate of insurance or a self-insurance letter (if Company is self-insured) stating the limits of coverage.

10. University Employees

Unless otherwise approved in writing by University, only University employees shall participate in any professional and technical activities of this Study. Company agrees to release, hold harmless and indemnify University from and against any and all losses, claims, or damages, including injury or death or property damage, and including attorney fees through the appellate level, suffered

by Company, and its agents and employees while on University premises, or arising out of or relating to any act or omission of Company, its agents and employees, provided that such loss, claim or damage does not arise out of negligence of University.

11. Use of Name.

Company agrees that it will not under any circumstances use the name of University or any faculty or employee in advertising, press release, publicity, or other public announcement, written or verbal, whether to the public press or otherwise, without the express written permission of University Assistant Vice President for Business Services, Humberto Speziani. University shall acknowledge Company's support of the research program under this Agreement in scientific publications and other scientific communications.

12. Materials.

All equipment and materials acquired for use in connection with the Study will be the property of University at the termination of the Agreement. Except as may be otherwise provided in this Agreement, title to any equipment provided by Company to University shall pass to University at the time of delivery thereof to University. Any assays, sequences, clones, mutants, or technologies not directly related to the Company's technology, developed or discovered by the investigators shall be the property of the investigators in accordance with University of Miami policies.

13. WARRANTIES.

UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. UNIVERSITY SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

The University represents that it has full power and authority to executed and perform this Agreement.

The University represents that it has not, prior to the date of this Agreement, entered into any agreement, arrangement joint venture, collaboration, competitive project or other dealing with any other person or body which would conflict with or prejudice this Agreement or the rights of the Company under it, or which would prejudice the general objectives of the Study, and that none of its employees, officers, agents or other persons engaged in the Study has entered into any such agreement. The University further represents that it will not, during the course of this Agreement, enter into any such agreements.

The provisions of this paragraph shall continue beyond the termination of this Agreement.

14. Federal Regulations.

No human subject testing shall be conducted under this Agreement. Any studies involving the use of vertebrate animals shall comply with all state and federal statutes, rules and regulations governing animal care and use. Any studies involving isotopes must comply with any and all applicable state and federal rules, regulations and statutes. Recombinant DNA research shall be performed in accordance with regulations promulgated as Guidelines for Research Involving Recombinant DNA Molecules, U.S. Department of Health and Human Services, Public Health Service, National Institutes of Health.

15. Conflicts.

In the event there is a conflict with the terms of this Agreement, the Protocol or any other documents pertaining to this Study, the terms of this Agreement shall govern.

16. Governing Law.

This Agreement shall be governed by the laws of the State of Florida.

17. Notices.

All notices which either party is required to give to the other in conjunction with this Agreement shall be in writing, and shall be given by certified mail, return receipt requested, or by delivering the same personally, or by courier or Federal Express (or comparable overnight courier) to such other party, or by facsimile (with confirmation by any other method accepted herein). Any notice given by certified mail shall be deemed to have been received three (3) days following the date of mailing. If hand delivered or delivered by same day or overnight courier or by facsimile, such notice shall be deemed to have been received on the date of delivery to the party being noticed. All notices shall be sent to the addresses specified below:

University of Miami Attn: Exec. Director, Office of Research Administration 1320 S. Dixie Highway, Gables One Tower, #650 Coral Gables, FL 33146-1320 Email: CRIS@med.miami.edu	Steven J. Kavros, DPM, MAPWCA, FACCWS Chief Medical Officer Vice President - Regenerative Medicine EPIEN Medical, Inc. skavros@epien.com Mobile: 507.398.4992 Office: 651.243.7885
cc: Jie Li, MD, PhD/Dermatology University of Miami 1600 NW 10th Ave., RMSB Room 2049 Miami, Florida 33136	

18. Entire Agreement.

There are no oral agreements with respect to the subject matter of this Agreement which are not fully expressed herein. No representations, understanding, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement can only be modified by a writing signed by duly authorized representatives of both parties.

[Remainder of page left intentionally blank]

IN WITNESS THEREOF, the parties have executed this Agreement by their duly authorized officers on the date first herein set out:

UNIVERSITY OF MIAMI:

Authorized University Representative

Brandon Strickland, Exec. Director ORA

Name and Title

May 3, 2022

Date

COMPANY:

Authorized Company Representative

Steven Knaus CMO/VP Regenerative Med

Name and Title

4/29/2022

Date

Read and Understood:

PRINCIPAL INVESTIGATOR

Jie Li, MD, PhD

2/23/2022

Date

University of Miami Miller School of Medicine
Department of Dermatology & Cutaneous Surgery

EXHIBIT A

Protocol

MILLER
SCHOOL OF MEDICINE
UNIVERSITY OF MIAMI

***Dr. Phillip Frost Department of
Dermatology and Cutaneous Surgery***

Skin Biology and Dermatological Research Lab

Study Protocol Outlines

Evaluation the effects of HYBENX® solution on human squamous cell carcinoma in mouse xenograft model in vivo

INVESTIGATORS AND TESTING FACILITY

Jie Li, MD, PhD, Associate Professor

University of Miami Miller School of Medicine
Department of Dermatology & Cutaneous Surgery
1600 NW 10th Avenue, Miami, Florida 33136

SPONSOR **EPIEN Medical, Inc.**

4225 White Bear Parkway, Suite 600
White Bear Lake, MN 55110

SPONSOR RESPRESENTATIVE **Steven J. Kavros, DPM**

VP, Regenerative Medicine

OBJECTIVE

The objective of this study is to demonstrate therapeutical effects of HYBENX solution on skin squamous cell carcinomas (SCC).

MATERIALS AND METHODS

Experimental animals and design

A human SCC xenograft mouse (Nude) model will be used for the experimental research. The approval from the Institutional Animal Care and Use Committee (IACUC) at the University of Miami will be obtained prior to the onset of the animal study.

SCC tumor cells in 100 ul Gibco Dulbecco's Modified Eagle Medium (DMEM) will be injected subcutaneously onto each flank side of back of each mouse. 3 weeks after cell injection, 100 ul of the HYBENX solution for each tumor will be injected into the tumor sites subcutaneously daily. Mice will be sacrificed at different time points, and tumors will be excised for analysis.

Pilot study:

5 mice (10 tumors) each group will be used for pilot study, 8 groups, 40 mice in total:

Treatment	2d	4d	7d	14d
HYBENX	5	5	5	5
Control (water)	5	5	5	5

After completion of each treatment, mice will be sacrificed, tumor size and weight will be measured immediately. Tumors will be fixed in 10% neutral formalin solution and processed for histopathological analysis. The best treatment determined from the pilot study will be used for the full study.

Full study:

10 mice (20 tumors) each group will be used for the full study: 2 groups, 20 mice in total:

1. The best treatment selected from the pilot study: 10 mice
2. Control: 10 mice

After treatment, tumors will be excised. Tumor size and weight will be measured, and then each tumor will be divided into three parts: **1)** One third will be fixed in 10% neutral formalin for histopathological analysis. **Optional**: **2)** another one third will be embedded in OCT compound for frozen sections and examined for cell proliferation using Ki67 staining, and cell death or apoptosis using terminal deoxynucleotidyl transferase dUTP nick end labeling (TUNEL) assay. **Optional**: **3)** the last third portion will be saved in RNA stabilization solution for gene expression analysis using reverse transcription and real-time polymerase chain reaction (RT-qPCR).

DATA ANALYSIS

Data will be combined and a report will be sent to the sponsor, which will include statistical analysis and interpretation of the data. One-way ANOVA analysis will be used to detect differences and a p value <0.05 will be considered significant.

EXHIBIT B
Budget

DIRECT COST:

Mice (60) purchasing, maintenance, and anesthesia;
SCC cell purchasing and culture;
Tumor (120) processing and histological analysis;
Technique services

SUBTOTAL:	**23,890**
INDIRECT COST (36%):	**8,600**
TOTAL BUDGET:	**$32,490**